Exhibit 99.1

Contact:	George Biechler, for news media, 610-774-5997
PPL Energy Supply
Two N. Ninth St.
Allentown, PA 18101

PPL Energy Supply announces completion of $250 million debt tender offers

ALLENTOWN, Pa. (March 17, 2009) -- PPL Energy Supply, LLC on Tuesday (3/17) announced the expiration of its tender offers for up to $250 million aggregate principal amount of its outstanding 6.00% Senior Notes due 2036 and 6.20% Senior Notes due 2016. The tender offers expired as of 11:59 p.m., New York City time, on March 16, 2009.
In the tender offers, $99,582,000 in aggregate principal amount of 2036 Notes and $274,691,000 in aggregate principal amount of 2016 Notes were validly tendered and not withdrawn on or before the expiration of the tender offers, pursuant to the terms of the Offer to Purchase.
Because the aggregate principal amount of 2036 Notes and 2016 Notes tendered exceeds the $250 million maximum purchase amount, the 2016 Notes will be purchased on a pro rata basis as described in the Offer to Purchase. The proration factor with respect to the 2016 Notes will be approximately 54.76%. All of the 2036 Notes tendered have been accepted for purchase, and any 2016 Notes tendered but not accepted for purchase will be promptly returned to the tendering parties.
PPL Energy Supply previously terminated its tender offer for its 5.40% Senior Notes due 2014, and all 2014 Notes tendered were returned to the tendering parties.
For additional information regarding the terms of the tender offers, please contact Morgan Stanley at 800-624-1808 (toll free) or 212-761-5384 (collect) or Wachovia Securities at 866-309-6316 (toll free) or 704-715-8341 (collect). Questions regarding the tender of notes may be directed to D.F. King & Co., Inc. at 800-628-8536 (toll free) or 212-269-5550 (collect).
PPL Energy Supply controls or owns more than 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets, and delivers electricity to customers in the United Kingdom. PPL Energy Supply is a subsidiary of PPL Corporation (NYSE: PPL), headquartered in Allentown, Pa. More information is available at www.pplweb.com.

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PPL Energy Supply, LLC’s obligations to accept any notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal.

This news release is not an offer to purchase or a solicitation of acceptance of the tender offers. PPL Energy Supply, LLC may amend, extend or, subject to certain conditions, terminate the tender offers.

Note to Editors: Visit our media Web site at www.pplnewsroom.com for additional news and background about PPL Corporation.